Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 27, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in ViaSat Inc.’s Annual Report on Form 10-K for the year ended April 3, 2009.
/s/ Pricewaterhouse Coopers
San Diego, California
June 2, 2009